WESTCHESTER CAPITAL FUNDS
FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, effective as of January 1, 2018, to the Distribution Agreement, dated as of January 1, 2017, (the "Agreement"), is entered into by and between by Westchester Capital Funds, a Massachusetts business trust (the "Trust"), Quasar Distributors, LLC, a Delaware limited liability company (the "Distributor") and Westchester Capital Management, LLC.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add a fund and amend the fees of the Agreement;

WHEREAS, Section 11 B of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A and Exhibit B of the Agreement is hereby superseded and replaced with Exhibit A and Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

WESTCHESTER CAPITAL FUNDS QUASAR DISTRIBUTORS, LLC

By:________________________________ By:______________________________

Name:_____________________________   Name: James R. Schoenike

Title:______________________________   Title: President

WESTCHESTER CAPITAL MANAGEMENT, LLC

By:________________________________

Name:_____________________________

Title:______________________________

Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Westchester Capital Funds

Name of Series
WCM Alternatives – Event Driven Fund Investor Class
WCM Alternatives – Event Driven Fund Institutional Class
WCM Alternatives Credit Event Fund Investor Class
WCM Alternatives Credit Event Fund Institutional Class

A-1

Exhibit B
to the Distribution Agreement – Westchester Capital Funds

Quasar Distributors, LLC Regulatory Distribution Services Fee Schedule at January 1, 2018

Regulatory Distribution Annual Services per Fund*

Annual Base fee of $__ (The Merger Fund, The Merger Fund Class I, WCM Alternatives Event-Driven Funds and Advertising Compliance Review only for The Merger Fund VL)
Additional Funds $__  per fund (__% fee waiver on the additional  fund minimum for the WCM Alternative Credit Event Driven Fund until the earlier of (i) fund reaching $__ million in assets and (ii) December 31, 2018. (Waiver is not applied to transaction charges or miscellaneous expenses).

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review

▪	$__ per communication piece for the first 10 pages (minutes if audio or video); $__ per page (minute if audio or video) thereafter.
▪
$__ FINRA filing fee per communication piece for the first __ pages (minutes if audio or video); $__ per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

▪	$__ for the first __ pages (minutes if audio or video); $__ per page (minute if audio or video) thereafter, __ hour initial turnaround.
▪
$__ FINRA filing fee per communication piece for the first __ pages (minutes if audio or video); $__ per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor's Staff

▪	$__ per year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$__ per FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets

▪	Design – $__ per fact sheet, includes first production
▪	Production – $__ per fact sheet per each production period
▪	All printing costs are Miscellaneous expenses in addition to the design and production fees
▪	Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Chief Compliance Officer Support Fee*

▪	$__ per year per fund complex

Miscellaneous Expenses
Reasonable Miscellaneous expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪	Typesetting, printing and distribution of prospectuses and shareholder reports
▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees other costs to fulfill regulatory requirements
▪	Record retention (Including RR email correspondence if applicable)
▪	Travel, lodging, and meals

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
 Fees are calculated pro rata and billed monthly.

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